NEWS	FONAR CORPORATION
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR Announces Year-End Earnings For Fiscal 2019

·	Cash and cash equivalents and Short term investments increased by 48% to $29.0 million during the fiscal year ended June 30, 2019.
·	Total Revenues-Net increased by 7% to $87.2 million for the fiscal year ended June 30, 2019, versus previous fiscal year.
·	Income from Operations increased 12% to $22.1 million, for the fiscal year ended June 30, 2019, versus previous fiscal year.
·	Net Income decreased by 19% to $20.5 million for the year ended June 30, 2019, versus previous fiscal year. This is in part due to an income tax provision of $2.0 million for the fiscal year ended June 30, 2019 vs. an income tax benefit of $5.7 million recorded in the previous year.
·	Diluted Net Income per Common Share decreased by 28% to $2.22, versus previous fiscal year. This is in part due to an income tax provision of $2.0 million for the fiscal year ended June 30, 2019 vs. an income tax benefit of $5.7 million recorded in the previous year. The number of shares fully diluted increased 1% to 6.5 million for the fiscal year ended June 30, 2019, versus previous fiscal year.
·	Working Capital increased by 35% to $71.0 million during Fiscal 2019.

MELVILLE, NEW YORK, September 13, 2019 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its fiscal 2019 results.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA). At June 30, 2019, HMCA manages 26 diagnostic imaging centers, 19 in New York and 7 in Florida, collectively equipped with 35 MRI scanners. The imaging centers that we own and manage, completed 184,000 MRI scans in fiscal 2019, as compared to 176,000 in fiscal 2018.

Financial Discussion:

Net revenues increased by 7% to $87.2 million for the fiscal year ended June 30, 2019, as compared to $81.5 million for the fiscal year ended June 30, 2018.

 FONAR CORPORATION

For the year ended June 30, 2019, the revenues from the management of the diagnostic imaging center segment, consisting of patient fee revenue less the provision for bad debt for patient revenue, and management and other fees of related and non-related medical practices, increased by 8% to $77.2 million as compared to $71.7 million one year earlier.

Total Costs and Expenses for the fiscal year ending June 30, 2019 increased by 5% to $65.1 million, as compared to $61.8 million for the fiscal year ended June 30, 2018.

Income from Operations increased by 12% to $22.1 million for the fiscal year ended June 30, 2019, as compared to $19.7 million for the fiscal year ended June 30, 2018.

Net Income decreased by 19% to $20.5 million, for the fiscal year ended June 30, 2019, as compared to $25.5 million for the fiscal year ended June 30, 2018. Net Income for the year ended June 30, 2019, reflects an income tax provision of $2.0 million versus a benefit of $5.7 million for income taxes for the fiscal year ended June 30, 2018.

For the year ended June 30, 2019, Diluted Net Income per Common Share available to common shareholders decreased by 28% to $2.22, compared to $3.10 for the fiscal year ended June 30, 2018. This is in part due to an income tax provision of $2.0 million for the fiscal year ended June 30, 2019 vs. an income tax benefit of $5.7 million recorded in the previous year.

The weighted average diluted shares outstanding for the year ended June 30, 2019 increased 1% to 6.5 million versus 6.4 million for the fiscal year ended June 30, 2018.

At June 30, 2019, Total Assets increased by 13% to $133.6 million, as compared to $118.3 million at June 30, 2018.

At June 30, 2019, Total Current Assets increased by 27% to $85.1 million, as compared to $67.1 million at June 30, 2018.

At June 30, 2019, Total Liabilities decreased by 4% to $15.5 million, as compared to $16.1 million at June 30, 2018.

At June 30, 2019, Total Current Liabilities decreased by 3% to $14.1 million, as compared to $14.6 million at June 30, 2018.

At June 30, 2019, total Cash and cash equivalents and Short term investments increased by 47% to $29.0 million, as compared to $19.6 million at June 30, 2018.

At June 30, 2019, working capital increased by 35% to $71.0 million, as compared to $52.5 million at June 30, 2018.

At June 30, 2019, FONAR Stockholder’s Equity increased by 18% to $116.0 million, as compared to $98.7 million at June 30, 2018.

 FONAR CORPORATION

Significant Events

Tax Cuts and Jobs Act

In December 2017, the Tax Cuts and Jobs Act was signed into law, making numerous changes to the Internal Revenue Code. Among them is the reduction of the U.S. corporate income tax rate to 21%, effective January 1, 2018. Because the Act took effect midway through the Company’s tax year, the Company will have a U.S. statutory income tax rate of 27.7% for fiscal 2018 and a statutory income tax rate of 21% for all subsequent fiscal years. The Company currently records a net deferred tax asset primarily relating to its net operating loss carryforwards available to offset future taxable income through 2030, which lowered the net income for the current fiscal year as compared to the prior year. The net operating losses begin to expire in 2021 for federal tax and state income tax purposes. Given the Company’s available net operating loss carryforwards, a substantial portion of the income tax expense for the current year will not require cash outlay. Net income for the year ended June 30, 2018, reflects income tax benefits associated with the changes to the net deferred income tax assets of $4.9 million and also the benefits associated with the AMT Carryforward Tax Credit of $1.2 million, available as a cash refund. The income tax benefits were precipitated by the changes in the Tax Cuts and Jobs Act and a decrease in the corporate income tax rates to 21%.

FONAR Technology Critical for Correcting Misalignments at the Cranio-Cervical Junction

 On March 14, 2019, the Company reported in a press release the on-line publication of a chapter written by the physician-author-researchers who utilized the FONAR UPRIGHT® Multi-Position™ MRI. The title of their chapter is: Craniocervical Junction Syndrome: Anatomy of the Craniocervical and Atlantoaxial Junctions and the Effect of Misalignment on Cerebrospinal Fluid Flow. To learn more visit:

www.fonar.com/news/031419.htm.

One of the authors, Dr. Scott Rosa, has developed a patented method to restore cerebrospinal integrity by correcting misalignments at the cranio-cervical junction (CCJ) called Image Guided Atlas Treatment™ or IGAT™. He says that the FONAR UPRIGHT® MRI and its imaging sequences are a critical part of the IGAT™ methodology in correcting the misalignments found at the CCJ. This is because only the FONAR UPRIGHT® MRI can visualize the CCJ in the upright, fully weight-loaded position, necessary for detecting fully distended cerebellar tonsillar ectopia and CSF flow impeding vertebral malalignments and cervical disc herniations.

Raymond V. Damadian Receives ‘The Excellence in Medicine Medal of Honor’ from the Chiari & Syringomyelia Foundation at Brooks’s in London, England.

On November 10, 2018, FONAR Founder Raymond V. Damadian, M.D., received ‘The Excellence in Medicine Medal of Honor’ from the Chiari & Syringomyelia Foundation at Brooks’s in London, England.

Fraser Henderson, M.D., a neurosurgeon and a member of the steering committee for the Chiari & Syringomyelia Foundation said: “Raymond Damadian revolutionized medicine with the discovery and development of MRI.” Professor Donlin Long, M.D., former Chairman of Neurosurgery at Johns Hopkins University, called it: “the single most important diagnostic discovery in the history of all of medicine.”

The award citation included: In 1970, Raymond Damadian made the discovery that is the basis for MR scanning - that there is a marked difference in relaxation times between normal and abnormal tissues of the same type, as well as between different types of normal tissues. This seminal discovery, which remains the basis for the making of every MRI image ever produced, is the foundation of the MRI industry.

FONAR CORPORATION

FONAR Celebrates the 50th Anniversary of Dr. Raymond Damadian’s Conception of the MRI Scanner

It’s been fifty years since Dr. Damadian first thought about developing a device using magnetic resonance to detect cancer. As evidenced in his September 17, 1969 letter to Dr. George Mirick of the Health Research Council of the City of New York, requesting financial support for equipment to follow up his promising line of research, Dr. Damadian states his intention to “proceed with the development of instrumentation and probes that can be used to scan the human body externally for early signs of malignancy.” It was during the following year, on June 18, 1970, that Dr. Damadian performed the experiment whereby he discovered the distinctly elongated time-lapsed signal marking differences between normal and cancerous tissue as well as differences among various normal organs themselves, that Dr. Damadian had his ‘eureka’ moment. These results were published in the journal, ‘Science,’ on March 19, 1971, marking the birth of the MRI industry.

Management Discussion

President and CEO, Timothy R. Damadian, said, “As of June 30, our cash and cash equivalents and short term investment figure was $29.0 million, nearly double what it was a year ago ($19.6 million) and nearly triple what is was two years ago ($10.1 million). For the Fiscal year ended June 30, 2019 vs. the previous year, we are well positioned by a 35% increase in working capital and consistent revenue growth. The Company is investing between four and six million dollars in projects that we’re confident will maintain our positive earnings trajectory throughout fiscal 2020. In addition, during the course of this fiscal year ending June 30, and during the months of July and August, the Company has invested $2.4 million developing various upgrades for the UPRIGHT® MRI."

“After a thorough evaluation of the demographics, the prevalent local medical insurance carriers, and the competitive landscape in several areas of Florida, we’ve chosen a very promising location for our next de novo enterprise, one that fits perfectly into our existing network. The real estate lease has been signed and we are fully engaged in site preparation and the installation of the first MRI in what will be a two-MRI facility.”

“We’re also expanding business at three existing facilities. In order to meet the MRI demands of referring physicians and their patients and to reduce the backlog of those waiting to be scanned, we are adding second MRI scanners at two of our New York facilities as well as a second MRI at one of our Florida facilities. The property leases have been signed and site preparation is underway at all three locations.”

“I’ll also point out that Income from Operations increased substantially by 12%, to $22.1 million. I am pleased that our increases in Income from Operations continue to outpace Total Revenues–Net, which grew by 7% in fiscal 2019.”

FONAR Chairman Dr. Raymond Damadian added, “Thanks to the enormous appeal of the UPRIGHT® MRI (also known as the STAND-UP® MRI) among patients and physicians, and the remarkable success of our highly skilled and experienced management team, we continue to thrive.”

FONAR CORPORATION

About FONAR

FONAR, the Inventor of MR Scanning™, is located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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 FONAR CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,
	2019	2018
Current Assets:
Cash and cash equivalents	$13,882,013	$19,633,742
Short term investments	15,094,816	—
Accounts receivable – net of allowances for doubtful accounts of $190,244 at June 30, 2019 and 2018	3,736,662	3,813,576
Medical receivables –net of allowances for doubtful accounts of $22,727,698 at June 30, 2018	15,728,935	13,350,772
Management and other fees receivable – net of allowances for doubtful accounts of $9,404,944 and $10,983,022 at June 30, 2019 and 2018, respectively	25,709,489	21,863,431
Management and other fees receivable – related party medical practices – net of allowances for doubtful accounts of $2,310,731 and $1,711,385 at June 30, 2019 and 2018, respectively	6,500,614	5,535,096
Costs and estimated earnings in excess of billings on uncompleted contracts	525,110	86,638
Inventories	1,798,166	1,431,380
Income Tax Receivable	600,000	—
Prepaid expenses and other current assets	1,512,917	1,349,907

Total Current Assets	85,088,722	67,064,542
Income taxes receivable	600,000	1,200,000
Deferred income tax asset	20,937,747	22,689,011
Property and Equipment – Net	16,985,617	16,492,278
Goodwill	3,985,397	3,985,397
Other Intangible Assets – Net	4,755,675	5,601,656
Other Assets	1,207,052	1,278,061
Total Assets	$133,560,210	$118,310,945

FONAR CORPORATION

CONSOLIDATED BALANCE SHEETS

LIABILITIES

	June 30,
	2019	2018
Current Liabilities:
Current portion of long-term debt and capital leases	$40,530	$38,332
Accounts payable	1,861,227	1,300,250
Other current liabilities	7,577,416	8,177,995
Unearned revenue on service contracts	3,812,115	4,191,930
Customer deposits	798,651	858,195
Total Current Liabilities	14,089,939	14,566,702
Long-Term Liabilities:
Deferred income tax liability	243,267	239,011
Due to related party medical practices	92,663	227,543
Long-term debt and capital leases, less current portion	273,112	306,035
Other liabilities	749,126	737,183
Total Long-Term Liabilities	1,358,168	1,509,772
Total Liabilities	15,448,107	16,076,474

FONAR CORPORATION

CONSOLIDATED BALANCE SHEETS

STOCKHOLDERS EQUITY

	June 30,
	2019	2018
Stockholders' Equity:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at June 30, 2019 and 2018, 313,438 issued and outstanding at June 30, 2019 and 2018	$31	$31
Preferred stock $.001 par value; 567,000 shares authorized at June 30, 2019 and 2018, issued and outstanding – none	—	—
Common stock $.0001 par value; 8,500,000 shares authorized at June 30, 2019 and 2018, 6,369,125 and 6,299,154 issued at June 30, 2019 and 2018, respectively; 6,357,482 and 6,287,511 outstanding at June 30, 2019 and 2018, respectively	638	630
Class B convertible common stock (10 votes per share) $.0001 par value; 227,000 shares authorized at June 30, 2019 and 2018, 146 issued and outstanding at June 30, 2019 and 2018	—	—
Class C common stock (25 votes per share) $.0001 par value; 567,000 shares authorized at June 30, 2019 and 2018, 382,513 issued and outstanding at June 30, 2019 and 2018	38	38
Paid-in capital in excess of par value	181,086,517	179,131,780
Accumulated deficit	(64,455,456)	(79,772,587)
Notes receivable from employee stockholders	—	(9,213)
Treasury stock, at cost – 11,643 shares of common stock at June 30, 2019 and 2018	(675,390)	(675,390)
Total Fonar Corporation’s Stockholders’ Equity	115,956,378	98,675,289
Noncontrolling interests	2,155,725	3,559,182
Total Stockholders' Equity	118,112,103	102,234,471
Total Liabilities and Stockholders' Equity	133,560,210	$118,310,945

FONAR CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended June 30,
	2019	2018	2017
Patient fee revenue, net of contractual allowances and discounts	$24,207,536	$39,165,413	$36,400,600
Provision for bad debts for patient fee	—	(17,896,528)	(16,171,434)
Patient fee revenue – net	24,207,536	21,268,885	20,229,166
Product sales – net	1,751,221	602,541	1,572,148
Service and repair fees – net	8,152,173	9,124,728	9,537,040
Service and repair fees – related parties – net	110,000	110,000	110,000
Management and other fees – net	43,617,093	41,422,958	38,361,514
Management and other fees – related party medical practices – net	9,354,864	8,986,882	8,226,718
Total Revenues – Net	87,192,887	81,515,994	78,036,586
Costs and Expenses
Costs related to product sales	778,734	751,221	931,501
Costs related to service and repair fees	3,009,097	3,212,527	2,996,736
Costs related to service and repair fees – related parties	40,603	38,728	34,564
Costs related to patient fee revenue	10,789,308	10,256,951	8,987,673
Costs related to management and other fees	23,419,796	22,778,202	20,828,581
Costs related to management and other fees – related party medical practices	5,947,055	4,913,141	4,273,370
Research and development	1,812,347	1,755,747	1,480,670
Selling, general and administrative, inclusive of compensatory element of stock issuances of $1,990,380, $1,954,744 and $2,397,276 for the years ended June 30, 2019, 2018 and 2017, respectively	19,261,755	18,125,266	19,407,411
Total Costs and Expenses	65,058,695	61,831,783	58,940,506
Income from Operations	22,134,192	19,684,211	19,096,080
Other Income and (Expenses):
Interest expense	(98,636)	(160,074)	28,299
Investment income	482,573	262,569	193,141
Other income (expense)– net	1,065	(4,271)	(1,156)
Income before (provision) benefit for income taxes and noncontrolling interests	22,519,194	19,782,435	19,316,364
(Provision) benefit for Income Taxes	(2,005,520)	5,669,750	4,362,434
Net Income	$20,513,674	$25,452,185	$23,678,798
Net Income – Noncontrolling Interests	(5,196,543)	(4,221,383	(4,058,177)
Net Income – Attributable to FONAR	$15,317,131	$21,230,802	$19,620,621

FONAR CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Continued)

	For the Years Ended June 30,
	2019	2018	2017
Net Income Available to Common Stockholders	$14,366,798	$19,899,823	$18,390,586
Net Income Available to Class A Non-Voting Preferred Stockholders	$708,302	$992,005	$916,769
Net Income Available to Class C Common Stockholders	$242,031	$338,974	$313,266
Basic Net Income Per Common Share Available to Common Stockholders	$2.26	$3.16	$2.98
Diluted Net Income Per Common Share Available to Common Stockholders	$2.22	$3.10	$2.92
Basic and Diluted Income Per Share – Class C Common	$0.63	$0.89	$0.82
Weighted Average Basic Shares Outstanding – Common Stockholders	6,354,103	6,287,510	6,161,599
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,481,607	6,415,014	6,289,103
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	382,513	382,513	382,513

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